SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exabyte Corporation

(Exact name of Registrant as specified in its charter)

Delaware	84-0988566
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(303) 417-7292
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Stephen F. Smith, Esq.
Vice President, Chief Financial Officer, General Counsel and Secretary
1685 38th Street
Boulder, Colorado 80301
(303) 417-7292
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Mark Levy
Nina Lopez
Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, CO 80202-3979
(303) 295-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Registrant. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Amount of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (1) (3)	Amount of Registration Fee (4)
Debt Securities Preferred Stock (5) Common Stock, $.001 par value per share(6)(7) Warrants
Total			$25,000,000	$6,250.00

1. There are being registered under this Registration Statement such indeterminate number of shares of Common Stock, Preferred Stock and Warrants of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $25,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $25,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering prices per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.

2. Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

3. Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. No separate consideration will be received for Common Stock, Preferred Stock, Warrants or Debt Securities that are issued upon conversion or exchange of Warrants, Debt Securities or Preferred Stock registered hereunder.

4. Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.

5. Including such indeterminate number of shares of Preferred Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Warrants registered hereunder, to the extent any such Debt Securities or Warrants are, by their terms, convertible into, or exercisable for, Preferred Stock, respectively.

6. Includes Preferred Share Purchase Rights. The Rights are associated with and trade with the Common Stock. Any value attributable to the Rights is reflected in the market price of the Common Stock.

7. Including such indeterminate number of shares of Common Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities, Preferred Stock or Warrants registered hereunder, to the extent any of such Debt Securities, Warrants or shares of Preferred Stock are, by their terms, convertible into or exercisable for Common Stock, respectively.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2001

PROSPECTUS

EXABYTE CORPORATION

From time to time, we may sell any of the following securities:

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The aggregate of the offering prices of securities covered by this prospectus will not exceed $25,000,000.

Our common stock is traded over-the-counter on the Nasdaq Stock Market's National Market under the trading symbol "EXBT." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

Our principal executive offices are located at 1685 38th Street, Boulder, Colorado 80301, and our telephone number is (303) 442-4333.

The securities may be sold to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

Investing in the securities involves certain risks. See "Risk Factors" beginning on page 6.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is truthful or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is, 2001.

ABOUT THIS PROSPECTUS	3
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	3
FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	6
DILUTION	25
DESCRIPTION OF DEBT SECURITIES	26
DESCRIPTION OF WARRANTS	28
DESCRIPTION OF CAPITAL STOCK	29
PLAN OF DISTRIBUTION	31
VALIDITY OF SECURITIES	31
EXPERTS	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $25,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, NY 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to "incorporate by reference" the information we file with them, which means:

     -     incorporated documents are considered part of this prospectus;

     -     we can disclose important information to you by referring you to those documents; and

     -     information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below:

(1) Our Annual Report on Form 10-K for the year ended on January 1, 2000, for which the financial statements in Item 8 are updated in the Current Report on Form 8-K dated February 2, 2001 to include an emphasis of matter paragraph in the independent accountants' report and footnote disclosure related to the Company's liquidity and financial condition;

(2) Our Current Report on Form 8-K filed February 2, 2001, which includes updated 1999 financial statements for an emphasis of matter paragraph in the independent accountants' report and footnote disclosure related to the Company's liquidity and financial conditions;

(3) Our Quarterly Reports on Form 10-Q for the quarters ended on September 30, 2000, July 1, 2000, and April 1, 2000;

(4) Our Current Reports on Form 8-K filed October 16, 2000, November 14, 2000 and February 2, 2001;

(5) The description of our common stock included within our Current Report on Form 8-K filed February 2, 2001; and

(6) The description of the preferred share purchase rights that trade with our common stock included within our Current Report on Form 8-K filed February 2, 2001.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

     -     Reports filed under Section 13(a) and (c) of the Exchange Act;

     -     Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting;

     -     Any reports filed under Section 15(d) of the Exchange Act; and

     -     Any reports filed under the Exchange Act after the initial filing date of this registration statement and prior to effectiveness of the registration statement.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Exabyte Corporation
Attn: Secretary
1684 38th Street
Boulder, Colorado 80301
(303) 442-4333

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements related to our business prospects. Such statements are subject to one or more risks, uncertainties and assumptions, many of which are beyond our control. Words such as "believes," "anticipates", "expects," "intends," "plans," "positions," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to equity and financing arrangements, media dependence, product development, market demand, management of business and product transitions and other such risks as noted under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur.

RECENT DEVELOPMENTS

Our business and operating history is described in our reports on Forms 10-K and 10-Q that are specifically incorporated by reference into this prospectus. The following information is intended to update and supplement the information in those documents. You are urged to refer to those documents and consider them together with the following information prior to making any investment decision in the securities being offered.

Our business has historically been focused upon our tape drive products. During 2000, the sale of automated tape libraries became an increasingly significant portion of our business. We believe that our future success is dependant upon our ability to successfully develop and sell library products, that incorporate not only our own tape drive but tape drives supplied by others. Our growth strategy is currently focused upon our becoming a more significant participant in the growing tape library market. For a discussion of certain risks related to our business model and operations, please read "Risk Factors - Risk factors affecting our core business" as well as the other information discussed in the "Risk Factors" section of this prospectus.

Due to ongoing operating losses and resulting liquidity restraints, we are currently reassessing our business and investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

     -     sale of all or part of our operating assets, off-balance sheet assets and/or intangibles;

     -     restructuring of current operations;

     -     additional equity infusions;

     -     modification of the existing bank line of credit; or

     -     strategic alliance, acquisition or merger.

We will continue to explore these and other options. It will be necessary for us to take one or more of these actions in the next few months in order to have sufficient funds to support our operations. Should we not be successful in achieving one or more of these actions, it is likely that our financial statements will contain a going concern opinion qualification.

As stated above, Exabyte is currently evaluating various strategic alternatives, and has engaged Broadview International LLC as advisor to the Company to aid in addressing and evaluating these alternatives.

In December 1999, we formed a wholly-owned subsidiary, CreekPath Systems, Inc., to leverage our investments and expertise in Storage Area Networks (SANs), Fibre Channel and Java-based software for storage resource management. In December 2000, CreekPath completed a $17 million convertible preferred stock financing. As a result of that financing, we currently hold approximately 34% of the fully diluted capital stock of CreekPath, and we will no longer consolidate its financial results into our financial statements. In addition, we maintain a representative on CreekPath's Board of Directors. Please refer to "Risk Factors - We may lose our entire investment in CreekPath" below for a discussion of certain risks associated with our investment in CreekPath.

RISK FACTORS

An investment in the securities is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

1. General information about these risk factors and our company.

1.1 These risk factors contain important information about our business and you should read them carefully.

You should carefully consider the risks described below before you decide to buy our securities. If any of the following risks should actually occur, our business, prospects, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock or other securities could fall, and you may lose all or part of the money you paid to buy our securities. We furnish you these risk factors to describe how you may be financially hurt by owning our securities rather than how you may be financially benefited by taking a short position in our securities or by taking any other position which results in profits upon a drop in the securities price. If you are in a short position you face different risks that are not contemplated in this document.

1.2 You should read these risk factors together because many risks are connected to other risks.

You should look at all of the risk factors in total. Some risk factors may stand on their own. Some risk factors may affect (or be affected by) other risk factors. For example, the risk factor relating to our possible inability to properly forecast our customer demand would likely result in excess inventory, which is another risk factor. You should not assume we have identified these connections.

1.3 We may fail to identify all the risks affecting our business.

We identify known risks and uncertainties in this document. However, we may not know all the risks which could affect our business. Our inability or failure to recognize a risk is itself a risk factor.

1.4 We may not update these risk factors in a timely manner.

We intend to periodically update and describe these and future risk factors in our quarterly reports filed with the Securities and Exchange Commission. However, you should not assume that we will always update these and future risk factors in a timely manner. We are not undertaking any obligation to update these risk factors to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

2. We need additional funding to support our operations

Our cash balance has declined over the last few years primarily because of:

     -     losses in 2000 of $19,888,000; in 1999 of $49,787,000; and retained deficit at December 30, 2000 of $27,377,000;

     -     expenditures for new products and products under development; and

     -     other capital expenditures.

Due to ongoing operating losses and resulting liquidity restraints, we are currently reassessing our business and investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

     -     sale of all or part of our operating assets, off-balance sheet assets and/or intangibles;

     -     restructuring of current operations;

     -     additional equity infusions;

     -     modification of the existing bank line of credit; or

     -     strategic alliance, acquisition or merger.

We will continue to explore these and other options. It will be necessary for us to take one or more of these actions in the next few months in order to have sufficient funds to support our operations. Should we not be successful in achieving one or more of these actions, it is likely that our financial statements will contain a going concern opinion qualification.

3. General information and risk factors.

3.1 History and general information regarding our tape drives.

Exabyte Corporation was founded in 1985--originally to produce tape drives that backed up or archived computer data. Our tape drives were modified versions of the video camcorder mechanisms produced by Sony Corporation. We produced the electronics that allowed these devices to store data rather than video pictures. Our manufacturing process was simple. We would combine these modified consumer decks with our electronic boards and test the product. We succeeded because we leveraged off of a mass-produced video deck and engaged in little manufacturing. This allowed us to produce a lower-cost product with ten times more data capacity than any other technology at that time.

We decided in the early 1990's that our market required a more rugged deck mechanism that was designed for heavy commercial use rather than for more occasional consumer use. As a result, we began designing our own tape deck mechanism, expecting to manufacture the mechanism ourselves, and offered this drive (called Mammoth) for sale in 1995. We invested heavily in designing, developing and manufacturing the drives. This investment included acquiring our German subsidiary, Exabyte Magnetics GmbH ("EMG"), to supply a key component of our product. During this time we became much more vertically integrated and developed a more expensive infrastructure.

Our business was hurt by two things during this period. First, Quantum Corporation introduced a competitive tape drive using different tape technology, referred to as DLT. The DLT tape drive provided data capacities and data transfer rates exceeding those of our original tape drive products. Second, we introduced our Mammoth tape drive in late 1995, over a year later than our anticipated introduction. When Mammoth was finally introduced, it was only marginally competitive against the DLT products. As a result, we lost a significant amount of market share and felt significant pricing pressure at the same time as we funded our manufacturing and other infrastructures. This combination of decreasing revenues and increasing fixed costs resulted in significant operating losses.

We continued in the tape drive business believing that our Mammoth technology represented an entire platform of products (called "MammothTape™") rather than a single product. We began developing the first follow-on product for the MammothTape™ platform. This product, known as M2™, was introduced in late 1999. See Sections 3.4 and 3.5 below for a discussion of risks associated with our business.

We are also engaging third party partners to assist us in designing, developing and manufacturing some of our products. The most significant partner is Hitachi Digital Media Products Division of Hitachi, Ltd. ("Hitachi"). Our history with Hitachi goes back many years. They currently supply the drive mechanism for our Eliant™820 tape drive. More recently we have engaged Hitachi to jointly develop the follow-on MammothTape™ platform products. Hitachi will also manufacture our future tape drives and some of the components. Significantly, Hitachi produces the scanner mechanism for our M2™ drive. Previously, EMG produced this component for us, but we are phasing out that operation because of Hitachi's new scanner supplier role. We further expect that Hitachi will jointly develop and manufacture most, if not all, of our future drive products. There are many risks associated with outsourcing the development and manufacture of products or product components. Many of these risks are highlighted in other parts of this risk factor section.

3.2 General information regarding our tape drive libraries.

We design, develop, manufacture, sell and support data storage libraries. These libraries incorporate one or more tape drives and multiple media cartridges to provide much higher data capacities and, with more than one drive, higher data transfer rates. For example, we have one library that holds up to ten of our tape drives and two hundred media cartridges.

We began the library part of our business in the early 1990's when we introduced library products incorporating our own tape drives. We later produced libraries incorporating competitors' tape drives, primarily Quantum's DLT tape drives. We now offer library products incorporating DLTtape™, IBM's LTO™ tape drive and Sony's AIT tape drive.

Our original success in our library business was hurt because we did not automate competitive tape drives until much later than many of our competitors. We lost some business opportunities in that segment. At the same time we were losing market share in the tape drive market, which hurt the sales of our library products incorporating our tape drives.

We believe that one of our competitive advantages lies with the physical dimensions of our tape drives and media cartridges. They are smaller than some of our competitors' drives. This smaller size means we can place more drives and media cartridges in the same library size. For example, the same library described above which holds ten of our drives and two hundred media cartridges is also offered in a DLTtape™ version. That library holds only six DLTtape™ drives and ninety media cartridges.

We are engaging a third party manufacturer, Shinei Sanyo Corporation ("Shinei Sanyo") to manufacture part or all of our library products. There are risks associated with outsourcing the development and manufacture of products or components. Many of these risks are highlighted below.

3.3 General information regarding our media and support services.

We sell consumables for our products, including media and cleaning cartridges. We obtain these products from third parties. We also service and support our products ourselves as well as through third parties, including IBM Global Services, Inc. and Anacomp International TSG.

Our sales of libraries and drives depend on our ability to obtain sufficient supplies of satisfactory media products.

We discuss this risk under the heading "Our inability to obtain enough media has in the past and could in the future inhibit our production and sales of our tape drives and associated libraries" under Section 3.4 "Risk factors affecting our core business" below.

Media sales represent a significant source of our revenues.

Sales of media accounted for approximately 30% and 26% of our total sales revenue during the year ended January 1, 2000 and the nine month period ended September 30, 2000, respectively. To the extent media sales decline and are not replaced with additional revenue from our other products or services, our financial results, including our gross margin and revenues, may be adversely affected.

3.4 Risk factors affecting our core business.

Our success depends on the success of our automated library products

We believe that our success depends largely upon the success of our library products. We are currently engaged in transitioning into a more significant participant in the growing tape library market. However, our ability to be successful in this market will depend upon a number of factors, including:

     -     our ability to successfully sell libraries independent of our Mammoth™ tape drives;

     -     availability of media;

     -     introduction of competitive products;

     -     acquiring sufficient market share;

     -     customer acceptance and OEM adoptions;

     -     compatibility with tape drives used by our customers; and

     -     ability to service and support our library products.

We have encountered difficulties manufacturing M2™ because of its complex design.

The MammothTape™ platform designs are extremely complex, which may result in sub-optimal manufacturing throughput rates, field reliability issues and increased inventory levels. We experienced these issues with the introduction of M2™. We experienced similar issues with the introduction of our original MammothTape™ drive and were able to successfully address them. Although we have made significant progress in addressing these issues as they relate to M2™, there can be no assurance that these issues will be completely resolved or, if resolved, will be done in a timely manner. In addition, when we encounter these kinds of manufacturing problems, we must make changes to the product design. Implementing these changes can be troublesome and costly and could cause additional design or manufacturing flaws. Any difficulties manufacturing our products or designing our products for manufacturing could harm our results of operations.

Our inability to obtain enough media has in the past and could in the future inhibit our production and sales of our tape drives and associated libraries.

We depend on a continuous supply of AME (Advanced Metal Evaporative) media to use with our products. We cannot sell our products, or grow our product lines without a sufficient supply of AME media. Currently, we source AME media from three suppliers:

     -     Matsushita Electric Industrial Co. Ltd. ("MEI");

     -     TDK Corporation ("TDK"); and

     -     Sony Corporation ("Sony").

If these suppliers cannot provide us with enough high-quality, competitively priced media, we may have to delay or cancel product shipments and/or orders. We may also have to delay future product introductions. We have recently encountered difficulties obtaining enough media from our suppliers to fill orders. This inability to fill orders for media cartridges adversely affected our results of operations. Should we continue to experience problems with our media suppliers, our future results of operations, as well as our ability to sell or introduce products, could be harmed. Any inability to sell or introduce our products would materially and adversely affect our competitive position as well as our results of operations.

Our M2™ tape drives and associated libraries specifically depend on AME media with SmartClean™ technology. Even with multiple media suppliers, we may not receive enough AME media with SmartClean™ to fill current or backlog orders for products and media. Should this happen, we may have to delay or cancel M2™ tape drive and/or library shipments and orders. This would materially and adversely affect our results of operations.

Our M2™ tape drive is currently important to our success.

We believe that our success currently depends in part on our M2™ tape drive. In turn, the success of M2™ depends, among other things, on:

     -     increasing the throughput of our manufacturing;

     -     satisfactorily addressing design issues;

     -     customer acceptance;

     -     supply capacity;

     -     customers transitioning from our earlier products to M2™;

     -     original equipment manufacturers ("OEM") qualification and adoption; and

     -     media availability.

We previously experienced problems introducing our original MammothTape™ tape drive on time and may experience similar problems with future products.

As previously stated, we brought our original MammothTape™ tape drive to market late and as a result lost market share and credibility with our customers. Although we have made gains in both market share and credibility with the successful introduction of our M2™ tape drive, we may experience development and/or manufacturing problems with our future MammothTape™ products that would delay their introduction. A late introduction for any future tape drive may again affect our market share position and/or credibility.

We are currently addressing the M2™ issues (described in the Risk Factor section titled "We have encountered difficulties manufacturing M2™ because of its complex design" above), which may delay the introduction of our future generation MammothTape™ tape drives.

We may be unable to effectively manage our inventory levels.

It is important for us to maintain appropriate levels of inventory. Excessive amounts of inventory may cause us to write-off a significant amount as obsolete or unusable, and tends to reduce our cash available for operations. Inadequate inventory levels may make it difficult for us to meet customer demand, resulting in lost revenues. Factors that impact our ability to adequately manage our inventory are discussed below.

Some of our customers may require us to maintain inventory for them at a third-party warehouse. We would own this inventory until the supplier physically pulled it from the inventory stock. This may increase our overhead costs, including additional costs for:

     -     shipping the product to the warehouse;

     -     maintaining the inventory stock; and

     -     paying any carrying costs required to store our inventory in the warehouse.

We may be unable to pass these costs to the customer. Absorbing the additional costs would harm our results of operations.

We may have to increase our own inventory levels to comply with customers' inventory requirements. We may be unable to adequately manage any increased inventory levels, which may cause us to incur special charges on our books, take an inventory write-down or establish additional inventory reserves. Doing so would adversely affect our results of operations.

We face many challenges in effectively managing our inventory, which may materially affect our results of operations if we do not manage them properly. These challenges include:

     -     keeping inventory levels low;

     -     managing unexpected increases in inventory due to stock rotation obligations or cancelled orders;

     -     meeting changing product demands;

     -     transitioning our product lines effectively; and

     -     successfully introducing new products.

Particularly, introducing new products (by us or our competitors) may negatively affect our product inventory value by requiring us to write down or make allowances for inventory devaluation, which may materially affect our results of operations. In the past we have experienced special charges and write downs which harmed our results of operations. To date, we have experienced increased inventory levels in connection with the introduction of our M2™ tape drives. In the future we may again incur special charges or make allowances for an inventory devaluation that will materially affect our results of operations.

If companies introduce new technologies, our products may become obsolete.

Technology usually changes and advances quickly in the high technology industry. In order to successfully compete in this industry, our future products must apply and extend our current technology, as well as keep pace with new technology developments.

Although tape has historically been the preferred medium for data storage backup, companies are developing new technologies for this market. Some of the new technologies are:

     -     Optical Disk (including three dimensional Optical Disk)

     -     Optical Tape

     -     DVD

     -     Holographic Storage

     -     Magnetic Optics

We may also experience competition from new storage architectures, such as storage area networks, network attached storage and virtual storage.

If any new technology offers users the same or greater benefits than tape, tape technology could become obsolete. In order to compete under market pressures, we must be able to adapt our technologies to changes in an efficient, cost-effective manner. Our inability to adapt would severely harm our competitive position and our results of operations.

Our ability to compete with other tape drive manufacturers is directly impacted by the rapid development of tape drive technologies. Our ability to compete with other tape drive technologies is impacted by, among other things:

     -     customer and OEM adoption of helical scan technology;

     -     compatibility of tape drives to other data storage products;

     -     data storage density;

     -     data transfer rate;

     -     customer confidence and familiarity; and

     -     price.

Developing and introducing our products into the market in a timely manner is important.

Accurately timing the release of new products is important to the sales of existing products. Likewise, prematurely withdrawing an existing product could result in revenue loss from that product, and delaying the withdrawal of a product could result in excess product inventory. We constantly evaluate our product life cycles. Any timing mistakes or inability to successfully introduce a new product could adversely affect our results of operations.

Our future products are important to our success.

We believe our future success depends on future library and other products and services. The success of these future products depends, among other things, on:

     -     timely development;

     -     customer acceptance;

     -     supply capacity;

     -     customer transition to these future products;

     -     OEM qualification and adoption; and

     -     media availability.

We experience risks regarding our efforts to outsource manufacturing.

We are currently transferring portions of our manufacturing process to Hitachi and Shinei Sanyo. We plan to complete the transfer by July 2001. We successfully outsourced the manufacturing of our first tape drive products (the 8200 and 8500 series) to Sony. While we were successful with that outsourcing effort, we may be unsuccessful with our current outsourcing effort. For example, we were unsuccessful last year when we outsourced our worldwide repair services to Magnetic Data Technologies, LLC and have now brought that service function back in-house.

Transferring our manufacturing to a third party takes many months and involves moving large quantities of precision equipment and extensively training employees. Due to the time and expenses involved, and the inability to easily move the manufacturing to another party, we heavily depend on the third party manufacturer for our products. If Hitachi or Shinei Sanyo cannot meet our product demand, our results of operations would be harmed. If Hitachi or Shinei Sanyo cannot or will not implement product changes on a timely basis, we would be unable to fill customer orders. This would materially and adversely affect our results of operations. Our dependence on third party manufacturers can also adversely affect our ability to negotiate the terms of our future business relationships with these parties.

When we complete the transfer of tape drive manufacturing to Hitachi, they will be our sole source manufacturer for our tape drives. Their inability to successfully manufacture the tape drives or manufacture enough tape drives to meet our customer demand would adversely affect our results of operations.

If Hitachi cannot successfully manufacture our tape drives, transferring the manufacturing process back to Exabyte or to another third party manufacturer would significantly impact our ability to fill customer orders and would harm our results of operations.

When we complete the manufacturing transfer to Shinei Sanyo, they will manufacture some of our tape libraries, making them our sole source manufacturer for these libraries. The same risks we incur with Hitachi (set out above) apply to our sole-source manufacturing relationship with Shinei Sanyo.

During the transition period, we must maintain manufacturing capability at our Boulder, Colorado facilities, the Hitachi facilities in Japan and the Shinei Sanyo facilities in Singapore. There are several factors that would increase our expenses during the transition period, including:

     -     maintaining a double infrastructure;

     -     creating additional tooling;

     -     adding additional technical personnel; and

     -     creating additional inventory.

Expense increases for these or any other reasons could harm our results of operations. Upon completion of the transfer to these third parties, we may be unsuccessful in reducing our infrastructure costs at our facilities, which would cause us to incur higher total operation costs.

We highly value our proprietary information, including trade secrets, patents and manufacturing processes. We make every effort to protect these assets. Transferring our manufacturing to a third party requires us to share some of this proprietary information with our third party manufacturer. This would weaken our protection of our proprietary information and could harm our future results of operations.

We automated competitive technology late and may experience market share loss if we cannot automate new competitive technology in a timely manner.

We lost market share in the library market because we delayed our decision to automate competitive technologies. Our inability to successfully automate future technologies could again negatively affect our library market share position.

Any inability to obtain components from our suppliers would affect our ability to manufacture our products.

We obtain all the components to make our products from third parties. A shortage of any component would directly affect our ability to manufacture the product. Some key components, such as scanners and recording heads, are developed and manufactured to our specifications, which make it difficult for us to quickly find another supplier for these components if we experience a supply shortage. There are long lead-times associated with the availability of many components that make obtaining these components sometimes difficult. For example, the ASIC chips we use in our MammothTape™ products are produced from several suppliers. However, because it takes many months to qualify suppliers to produce ASIC chips for us, any shortfall or inability to obtain an adequate supply of ASIC chips from any of our current suppliers would adversely affect our results of operations.

We depend on sole source suppliers, which exposes us to many risks.

We rely heavily on sole-source suppliers (one supplier providing us with one or more components) to develop and/or manufacture critical components to use in our tape drives or libraries. If a sole-source supplier is unable to provide us with a sufficient supply of their components we may be unable to manufacture the drive or library. This could cause us to delay or cancel shipments, which would adversely affect our results of operations.

In addition, by relying on sole-source suppliers, we may see a reduction in our level of control over many component items, including:

     -     delivering components on schedule;

     -     manufacturing a high number of components for delivery;

     -     maintaining the highest possible quality when manufacturing the components; and

     -     managing the costs of manufacturing the components.

Hitachi is one of our primary sole source suppliers. They supply us with many key components for our M2™ and Eliant™820 tape drives. We have contracts with Hitachi to develop, manufacture and supply these components. However, the contracts do not necessarily guarantee that the components will be continuously supplied to us at a reasonable cost. Additionally, if Hitachi makes an error in manufacturing a component, we may be unable to incorporate the components into our drives. If any of these or other problems arise, we may experience difficulties developing and/or successfully introducing our future MammothTape™ tape drives. We may also be unable to manufacture our M2™ or Eliant™820 tape drives. Any material issues that may arise with Hitachi could adversely affect our sales and therefore our results of operations.

We rely on third party manufacturers, which may weaken our intellectual property protection, create a reliance on the manufacturers to produce our products, or expose us to foreign regulations.

We rely on a number of third party manufacturers for various stages of our manufacturing process, particularly the early stages. This practice may impair our ability to establish, maintain or achieve adequate product design standards or product quality levels.

Much of our third party manufacturing utilizes proprietary technology. To protect our proprietary information, we may extend licenses to our third party manufacturers. However, we cannot assure that our third party manufacturers will adhere to the limitations or confidentiality restrictions of their license.

Our third party manufacturers may develop processes related to manufacturing our products independently or jointly with us. This would increase our reliance on these manufacturers or may require us to obtain a license from them. We may be unable to obtain a license on terms acceptable to us, if at all.

Many of our third party contracts are with manufacturers outside the United States. In addition to typical market risks associated with utilizing third party manufacturers, contracting with foreign manufacturers subjects us to additional exposures, including:

     -     political instability;

     -     currency controls and fluctuations;

     -     tariffs, customs and other duties; and

     -     import controls, trade barriers and other trade restrictions and regulations.

Additionally, U.S. federal and state agency restrictions imposed by the Buy American Act or the Trade Agreement Act may apply to our products manufactured outside the United States.

We may be unable to increase our product production to meet sudden, unexpected demands.

Demand by OEMs for our M2™ tape drives could increase suddenly. We, our suppliers, and third party manufacturers may be limited in our ability to meet a sudden significant increase in demand due to limitations in manufacturing capacity and long lead times to acquire certain parts. If our suppliers and third party manufacturers are not able to meet the increased demand, our inability to fulfill our customers' orders could adversely affect our results of operations.

The storage backup market is very competitive and may cause us to decrease our product pricing or affect our product sales.

The tape storage market is highly competitive and subject to rapid technological changes. We currently expect competition to increase. The tape storage market has experienced a number of consolidations, increasing our competitive pressures. Competitive pressures impact us in many ways, including:

     Price Erosion. Price erosion of our products has occurred in the past and is likely to occur again in the future.

     Loss of Market Share. We have lost market share to competitors in the past. We may lose additional market share in the future.

Additionally, some of our competitors have financial, technical, manufacturing and marketing resources that are much greater than our own. These competitors may devote their superior resources to aggressively marketing their own storage technologies. These technologies may be equivalent or superior to our own technologies, or may render some of our products non-competitive or obsolete. In order to compete under these pressures, we must adapt our technologies to these changes in an efficient, cost-effective manner.

Our M2™ tape drive faces significant competition from current and announced tape drive products offered by Quantum, Tandberg, Sony and the LTO™ Consortium (IBM, Hewlett Packard and Seagate). The specifications of some of the announced drives show greater data capacities and transfer rates than M2™.

Our other tape drives and robotic tape libraries face competition from companies offering 8mm, half-inch, 4mm and mini-cartridge products. Significant competition may also develop from companies offering erasable and non-erasable optical disks.

We rely on the sales to a small number of customers for a large portion of our overall sales.

The following chart expresses the sales percentages of our three largest customers for the year ended December 30, 2000:

Ingram Micro	18%
TechData	13%
IBM	11%
42%

We have customers who are also competitors, including IBM with their LTO™ tape drive and Advanced Digital Information Corporation with their library products.

We do not require minimum purchase obligations from our customers. They may also cancel or reschedule orders at any time without significant penalty. Losing one or more key customers would adversely affect our results of operations. A key customer canceling orders or decreasing the volume in orders would adversely affect our results of operations. Contractually, our reseller customers may return a portion of their Exabyte product inventory as part of their stock rotation rights.

In the past, we have experienced delays in receiving purchase orders and, on occasion, anticipated orders have either not materialized or been rescheduled because of changes in customer requirements. These types of changes from our key customers may cause our revenue to change significantly from quarter to quarter. If the change involves higher-margin products, then the impact is greater on the results of operations.

Our product sales depend heavily on OEM qualification, adoption and integration. Many reseller and smaller OEM customers delay their orders until key OEMs adopt and integrate our products. Our competitive position and results of operations may be significantly harmed if a key OEM failed to adopt and integrate our products.

We have announced adoption of M2™ by several OEM customers, but our success depends on additional OEMs adopting M2™.

Our markets tend to be volatile.

Our product demand depends substantially on the purchases and use of work stations, mid-range computer systems and network servers. These markets tend to be volatile and subject to market shifts, which we may be unable to determine in advance. A slowdown in the demand for these types of products could materially affect our business. Any demand weakness affecting sales in the reseller channel, which generally represents higher margin sales, could have a greater impact on our results of operations.

Rapid business and product transitions could create a strain on our resources. We are experiencing a period of rapid business and product transition. We must address the complexities of developing, manufacturing and servicing multiple products. Our products incorporate several different technologies and are sold through multiple marketing channels.

Dealing with this transition has placed a significant strain on our management, operational and financial resources. We will probably continue to see a strain on our management, operational and financial resources because of these transitional issues. We must continually implement and improve our operational, financial and information systems to manage our business transition. We must also effectively and efficiently expand, train and manage our employees.

We sometimes base our market demand decisions on market demand forecast reports, which may or may not be accurate. This may create insufficient or excessive inventories and disproportionate overhead expenses. Particularly, short order lead-times of reseller sales limit our ability to forecast.

Our operating results may be affected if our products fail to perform according to their specifications.

Our products provide end users the ability to backup their data. If the tape backup fails, the end user could suffer a significant loss of operations. We carry error and omission liability insurance coverage to protect us from the financial risks of this type of claim by our end users. However, if a claim exceeded our insurance coverage, it could adversely impact our operating results. The failure of our products to properly back up an end user's data could also create a loss of confidence in our products and adversely impact the sale of current and future products.

3.5 Other Risks Associated With Our Business.

We may lose our entire investment in CreekPath.

We founded CreekPath Systems, Inc. as a wholly-owned subsidiary in December 1999 to deliver a managed storage utility to Internet-based businesses. In December 2000, CreekPath completed a $17 million preferred stock financing. As a result, we currently hold 34% of the voting stock of CreekPath, on a fully diluted basis. CreekPath's financial results for the 2000 fiscal year were consolidated with ours up until the preferred stock financing. We will no longer consolidate their financial results into our financial statements.

To date, we have invested approximately $5.3 million of cash in CreekPath. Because of losses in CreekPath's financial results, which were consolidated with ours during the majority of 2000, at December 30, 2000, the carrying value on our books was $343,000. We expect to expense this remaining amount during the first quarter of 2001 because of continued CreekPath losses recognized by us under the equity method of accounting.

Our shares of CreekPath capital stock are restricted. Furthermore, we are contractually limited in our ability to sell them to a third party. As a result, even if CreekPath is successful, we may be unable to liquidate our investment. Furthermore, the value of our interest in CreekPath depends on its success, which in turn depends upon a number of factors, including, the following:

     -     CreekPath has limited operating and financial history;

     -     CreekPath may require additional outside financing, which it may not be able to obtain;

     -     The storage service provider (SSP) market in which CreekPath competes is new and may not grow or be sustainable;

     -     CreekPath has never been profitable and may never become profitable;

     -     CreekPath has fixed expenses, and expects to continue incurring significant expenses

     -     CreekPath relies on other parties' infrastructures to deliver its services;

     -     CreekPath may suffer damage from disasters or other unanticipated problems at its data center partners;

     -     A breach of security would cause harm to CreekPath's reputation and results of operations;

     -     CreekPath's services can be affected by errors or defects in the infrastructure and technology for the services;

     -     CreekPath faces direct and indirect competition;

     -     CreekPath's success depends in part on developing strategic alliances with key Internet data centers and others;

     -     Changing or new standards or technology may render CreekPath's services obsolete;

     -     CreekPath's success depends on hiring qualified employees in sales and other areas; and

     -     CreekPath anticipates consolidations of the SSP market which may cause a decline in fees.

Our compliance with loan covenants may affect our other business activities.

In May 2000, we entered into a new bank line of credit agreement with Congress Financial Corporation. We can borrow up to the lesser of 80% of eligible accounts receivable (as defined in the agreement) or $20.0 million. This loan is secured by our accounts receivable and inventory, as well as certain intangible assets. This loan agreement contains a number of covenants that, among other things:

     -     restrict certain financial and other activities;

     -     requires us to maintain a minimum net worth; and

     -     eliminates the borrowing line if we experience any material adverse change.

Any breach of a covenant or default can materially and adversely affect our liquidity and our financial condition. Because of the covenants and conditions to borrowing, our line of credit may not always be available to us.

We depend on key employees to develop, introduce and sell our products.

There is intense competition for qualified employees. Competition for employees is based upon, among other things, base salary, stock-based compensation, ownership investment and high turnover rates in technology and other companies generally. As a result, we may lose or fail to recruit needed employees.

Losing or failing to recruit a key employee could:

     -     delay product development schedules;

     -     interrupt team continuity;

     -     result in losing proprietary information to competitors or other third parties;

     -     increase our administrative costs; and

     -     adversely affect our results of operations.

We have lost key employees and applicants for key positions to our competitors (including to local start-up companies) and other companies. We expect to lose key employees in the future, despite implementing incentive programs designed to retain and recruit employees.

We may experience fluctuations in our common stock price.

The price and value of high technology stock fluctuates greatly. Many high technology companies experience drastic changes in market price and volume, often unrelated or disproportionate to the company's operating performances.

Our stock has experienced these wide fluctuations, and they will likely continue in the future. We believe the reasons for fluctuations include:

     -     quarterly variations in operating results;

     -     progress or lack of progress in developing our M2™ and follow-on tape drives;

     -     announcements of technological innovations or new products by us or our competitors; and

     -     CreekPath's performance and perceived valuation.

The market value of our stock has dramatically fluctuated in the past and is likely to fluctuate in the future, particularly when the expectations of investors and market analysts fall below or above their outlook. Our results of operations in the past have been both below and above investor's and market analyst's expectations. Any deviation had and could again have an immediate and significant impact on the market price of our stock.

Additionally, the market price of our common stock may reflect different methods of valuing our business and the business of CreekPath. Our business valuation involves, among other things, comparing us to other publicly-traded tape drive and library manufacturers, as well as computing a ratio of our market price to earnings. Because CreekPath is a new company with no significant financial history, its future potential as well as comparisons to other companies operating similar businesses involving the Internet may determine its valuation. The occurrence of any risk factor described in this document could materially and adversely affect the market price of our stock. Depending on the valuation of CreekPath, any risk factor affecting CreekPath may disproportionately impact the market price of our common stock.

Other factors that could have an immediate and significant impact on the market price of our common stock include:

     -     disclosing our business prospects assessment;

     -     our competitors announcing new products; and

     -     fluctuating conditions in the computer market.

We may experience fluctuations in our quarterly results of operations.

Our future operating results may fluctuate from quarter to quarter for various reasons. For example, the markets we serve are subject to substantial market shifts. We may be unable to determine these market shifts in advance.

In addition, our operations and revenues experience substantial fluctuations from period to period because of:

     -     delays in product or service introductions;

     -     industry shifts;

     -     product price erosion; and

     -     general economic conditions affecting our customers' orders.

United States tax and securities agencies, as well as foreign regulations affect our financial reporting obligations.

SEC and FASB interpretations may affect how we state our results of operations.

During the last several years the Securities and Exchange Commission ("SEC") and Financial Accounting Standards Board ("FASB") have issued a number of new accounting rule interpretations. These interpretations have addressed such topics as:

     -     revenue recognition;

     -     accounting for stock options and stock-based compensation;

     -     accounting for derivatives or hedging instruments.

These interpretations have dramatically impacted some companies which were forced to restate previously reported results of operations because the interpretations rendered their previous accounting practices invalid. In some cases, the company's stock price decreased significantly as a result.

We continually review new interpretations as they are introduced. We currently believe our accounting practices are unaffected by the interpretations. However, if our current accounting practices conflict with any new interpretations we may have to restate our earnings.

Foreign tax regulations require arm's-length transactions between us and our subsidiaries.

We have subsidiaries located in Scotland, Holland, Germany, Singapore, Japan and Canada. Tax regulations in the United States and these foreign countries require transactions between us and our subsidiaries to take place in an arm's-length manner. The IRS and its foreign counterparts have increased their focus on this issue in recent years. Penalties arising from misapplying these laws are material. Consequently, we have performed numerous formal transfer pricing studies to ensure the documentation supporting our intercompany dealings is adequate. The IRS has audited our tax records through 1997 and had not proposed any adjustments in the way we structure our arm's-length transactions. However, foreign taxing authorities could examine these same transactions and assert that we have not complied with their tax laws relating to intercompany transfer pricing.

Factors that may generate litigation.

Someone may infringe on our proprietary rights, or we may infringe on someone else's proprietary rights.

We rely on a combination of methods to protect our proprietary rights, including:

     -     patents;

     -     copyrights;

     -     trade secret protections;

     -     non-disclosure agreements; and

     -     license agreements.

Although we file patent applications for our products, patents may not issue from these applications, or they may not be broad enough to protect our technology. Someone may also challenge, invalidate or circumvent our patents. Sometimes other companies and individuals assert that our patents infringe their proprietary rights. Occasionally, third parties ask us to indemnify them from infringement claims. Defending these infringement claims may result in long and costly litigation.

Although we may try to secure a license from third parties to protect our technology, we may not succeed. This may adversely affect our results of operations.

We implement measures to protect our proprietary rights. We intend to defend ourselves against infringement claims. However, protecting these rights is sometimes difficult. Some foreign laws may not fully protect these rights.

We design our own mechanized deck assembly incorporated in our MammothTape™ products. Because we do not obtain the design of this deck from a third party, we do not benefit from supplier indemnification should an infringement claim arise. Manufacturing and/or selling our MammothTape™ drives may infringe on someone else's proprietary rights, even though we have taken appropriate measures to avoid it.

When CreekPath began operating as a wholly-owned subsidiary, we provided them with certain intellectual property pertaining specifically to its operations. The valuation of CreekPath depends, in part, on its ownership of this intellectual property.

Any lawsuits by shareholders can affect our operations.

Many companies, directors, and officers in our industry have been subjected to class action and shareholder derivative suits filed in federal and state courts. These suits generally allege that the defendants failed to adequately disclose certain risks associated with their business. Our involvement in a class action or shareholder derivative suit could materially affect our results of operations, specifically because of large legal costs incurred defending such actions. Other factors affecting our results of operations include:

     -     diverting management's attention from the business to the suit; or

     -     paying a judgement or settlement arising from the suit.

In 1993, we successfully defended a series of class actions at an immaterial cost. We believe there are no current or pending securities related actions against Exabyte at this time.

We face risks associated with operating or conducting business in foreign countries.

We obtain some of our product components from foreign businesses.

Our future operating results depend on key components, products and subassemblies that are or may be manufactured in Japan, Germany, The Netherlands, China, Singapore, Indonesia, or Malaysia. Because we depend on foreign sourcing for our key components, products and subassemblies, our results of operations may be materially affected by:

     -     fluctuating currency exchange rates;

     -     Europe's conversion to the euro;

     -     foreign government regulations;

     -     foreign exchange control regulations;

     -     import/export restrictions;

     -     foreign economic instability;

     -     adverse exchange movement of the U.S. dollar versus the Japanese yen or other currency; and

     -     tariffs and other trade restrictions by the U.S. government on products or components shipped from foreign sources.

We sometimes enter into foreign currency forward contracts to hedge our purchases of certain inventory components from Japanese suppliers. Other contractual arrangements may also be made, exposing us to additional foreign exchange rate risks.

We sell our products to foreign customers, and our customers sell their products to their foreign customers.

Our international sales make up approximately one-third of our total revenue. Direct international sales will probably continue to represent a significant portion of our revenue. In addition, many of our domestic customers ship a significant portion of our products to their customers in foreign countries.

Although a very small percentage of these sales are denominated in foreign currencies, they are subject to foreign exchange rate fluctuations. This could impact our results of operations. Currency fluctuations may also affect the volume of sales denominated in U.S. dollars to overseas foreign customers because the exchange rates affect the costs of our products to foreign customers.

     -     Regulations by the U.S. and other governments that may impact our ability to trade with certain parties and/or export or import goods and services. These regulations may obligate the company to obtain licenses, pay fees and/or taxes, or otherwise delay or increase the costs of international transactions. By way of example only, these regulations may include:

          -     U.S. government sanctions that prohibit trade with certain parties that may include our customers and suppliers;

          -     U.S. and other government restrictions on the export or import of certain technologies (including our products and materials necessary for our products), for reasons that may include national security, foreign policy, short supply, environmental or other national or international concerns;

          -     U.S. and other government tariffs (e.g., duties) or non-tariff barriers (e.g., quotas or other restrictions) that may restrict or prohibit cross border transactions, including fund transfers and commodity exports and imports; and

          -     U.S. and other government restrictions or taxes on currency transfers and currency conversion that may impact our ability to receive or make payments, make investments, etc.

Some of our subsidiaries operate in foreign countries.

We have subsidiaries in The Netherlands, Germany, Japan, Canada and Singapore. These subsidiaries operate under their respective local currencies. Consequently, foreign exchange rates between the U.S. dollar and the local currency affect any amounts paid or owed to a subsidiary. These subsidiaries also operate under their respective local law. This may complicate enforcing our legal rights in these countries.

Several factors may increase our subsidiary costs and affect our results of operations, including:

     -     fluctuating currency exchange rates;

     -     foreign government regulations;

     -     difficulties in collecting international accounts receivable; and

     -     difficulties in enforcing intellectual property rights.

We are exposed to certain market risks in the ordinary course of business.

We may occasionally enter into foreign currency forward contracts anticipating movements in the dollar/yen exchange rate. These contracts hedge the purchase of inventory components from Japanese manufacturers. Hedging is when we enter into contracts for the future purchase of yen. In these contracts, we typically establish maturity dates within six months of the purchase date. We had no outstanding hedging contracts as of December 30, 2000.

We have measures to deter a hostile takeover or change in control.

We have taken a number of actions which may deter a hostile takeover or delay or prevent a change in control, even one that could result in a premium payment to the stockholders for their shares or that might otherwise be benefit the stockholders.

We have adopted a stockholder rights plan that may substantially dilute the stock ownership position of a person attempting to acquire Exabyte on terms our Board does not approve. In addition, our Restated Certificate of Incorporation and By-laws contain provisions which may delay or prevent a change in control. These provisions include:

     -     classifying the Board into three tiers;

     -     authorizing the Board to issue preferred stock without stockholder approval,

     -     authorizing the Board to determine voting rights and other provisions of the preferred stock;

     -     requiring stockholders actions take place at a meeting of stockholders and not by written consent;

     -     requiring advance notice of stockholder proposals and director nominations;

     -     providing that only the Board may increase the authorized number of directors; and

     -     requiring that special stockholder meetings may be called only by the Chairman of the Board, President or majority of directors.

On January 26, 1996, the Compensation Committee approved, and the Board adopted, a severance compensation program ("Severance Program") giving officers and other key employees severance payments if they are dismissed within one year after certain changes in control occurred. The Severance Program provides for a severance payment in varying amounts, not to exceed 12 months of compensation, depending upon:

     -     the time of the change in control; and

     -     the position level of the terminated officer or employee.

The Severance Program further allows, in certain circumstances, accelerating the vesting of outstanding and unexercised stock options held by the officer or employee.

We rely on our IT systems to operate our businesses.

We rely on certain information technology (IT) systems and resources to operate our critical business processes, including:

     -     engineering design process;

     -     manufacturing and services;

     -     sales orders, shipping, customer information, technical support and other sales related processes;

     -     financial activities, including general ledger and budget reporting; and

     -     general day-to-day activities.

We are currently transitioning most of our IT functions to newer generation IT systems. To date we have spent approximately $1.1 million in license and service fees related to the acquisition and implementation of new systems. We currently expect to invest significant financial and other resources to upgrade certain existing IT functions that will not be addressed by our new systems. We currently expect to spend in excess of $400,000 during the next 6 months to upgrade existing systems. We may not be able to successfully implement new IT systems. If the new systems can not be properly implemented, we would expect to incur additional expenses in excess of $425,000 to upgrade and improve all of our IT functions. The failure or interruption in service of any of the IT systems supporting these functions could significantly impact our business operations.

4. Risks Relating to an Investment in the Debt Securities

Because the debt securities rank below our senior secured debt, you may not receive full payment on your debt securities.

Before paying principal and interest on the debt securities, we must first make payments on our existing and future senior secured debt, including any outstanding amounts under our existing $20 million senior bank credit facility.

Our obligations under the senior credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, the senior credit facility prohibits us from paying amounts due on the debt securities that represent senior unsecured or subordinated debt. This facility also prohibits us from purchasing, redeeming or otherwise acquiring the debt securities, if a default exists under our senior secured debt.

The debt securities, whether they be senior unsecured or subordinated indebtedness, are not secured by any of our assets. If we become insolvent or are liquidated, or if our debt under the senior credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under such facility would be entitled to exercise the remedies available to secured lenders under applicable law. Our bank lender has a claim on substantially all our assets. Accordingly there may be no assets or sufficient assets to pay in full holders of our senior unsecured debt or holders of our subordinated indebtedness. You should also be aware that holders of our subordinated debt securities rank behind holders of our senior unsecured indebtedness, and as such, if we become insolvent, then holders of our subordinated debt will not be eligible for payment until all holders of our senior unsecured debts are satisfied in full.

Your rights to be repaid would be adversely affected if a court determined that we issued the debt securities for inadequate consideration or with intent to defraud our creditors.

Our ability to repay the debt securities may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

     -     we issued the debt securities with intent to delay or defraud any creditor;

     -     we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

     -     we issued the debt securities for less than reasonably equivalent value and were insolvent at the time the debt securities were originally issued.

In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the debt securities. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, if applicable, will appear in any applicable prospectus supplement.

DILUTION

If we offer common stock, the applicable prospectus supplement will disclose certain information relating to the net tangible book value per share of our common stock.

USE OF PROCEEDS

We will use the net proceeds from our sale of the securities for working capital of Exabyte, capital expenditures and other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

Any debt securities we issue will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and one or more commercial banks to be selected as trustees (collectively, the "Trustee"). A copy of the form of indenture will be filed as an exhibit to the registration statement filed with the SEC.

General

You should refer to the applicable prospectus supplement for a description of the material terms of the debt securities of the series with respect to which that prospectus supplement is being delivered, including the following:

     1.     the title of the debt securities of the series;

     2.     any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

     3.     the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

     4.     the rate at which the debt securities of the series shall bear interest, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, the record dates for the determination of holders thereof to whom such interest is payable;

     5.     the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, and the place or places, if any, in addition to or instead of the corporate trust office of the Trustee where the principal, premium, and interest with respect to debt securities of the series shall be payable;

     6.      the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

     7.      our obligation, if any, to redeem, purchase, or repay debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, under such obligations;

     8.      the terms upon which the debt securities of the series may be converted into other securities of the Company, and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     9.      if the amount of principal or premium with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

     10.     if the principal amount payable at the stated maturity (defined in the applicable indenture) of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     11.     any provisions of the indenture dealing with defeasance;

     12.     the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

     13.     any events of default with respect to the debt securities of the series and any right of the Trustee or the holders to declare the principal, premium and interest with respect to such debt securities due and payable;

     14.     if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depository (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

     15.     any Trustee, authenticating or paying agents, transfer agents or registrars;

     16.     any covenants set forth in the indenture including any covenants relating to permitted consolidations, mergers, or sales of assets;

     17.     the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

     18.     the subordination~~,~~ of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination; and

     19.     any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to :

     1.      debt securities with respect to which payments of principal or premium are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

     2.      debt securities with respect to which principal, or interest is payable in a foreign or composite currency; and

     3.      debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of debt securities, preferred stock, common stock, depository shares or units of any combination of the foregoing securities. Each series of Warrants will be issued under a Warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement or term sheet relating to the Warrants offered hereby. A copy of the form of Warrant Agreement, including the form of warrant certificates representing the Warrants reflecting the provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, will be filed as an exhibit to this Registration Statement prior to the issuance of any Warrants.

The applicable prospectus supplement or term sheet will describe the terms of the Warrants offered thereby, the Warrant Agreement relating to such Warrants and the warrant certificates, including but not limited to the following:

     1.      the offering price or prices;

     2.      the aggregate amount of securities that may be purchased upon exercise of such Warrants and minimum number of Warrants that are exercisable;

     3.      the number of securities, if any, with which such Warrants are being offered and the number of such Warrants being offered with each security;

     4.      the date on and after which such Warrants and the related securities, if any, will be transferable separately;

     5.      the amount of securities purchasable upon exercise of each Warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

     6.      the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

     7.      the circumstances, if any, which will cause the Warrants to be deemed to be automatically exercised;

     8.      any material risk factors relating to such Warrants;

     9.      the identity of the warrant agent; and

     10.     any other terms of such Warrants (which shall not be inconsistent with the provisions of the Warrant Agreement).

Prior to the exercise of any Warrants, holders of such Warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise or the right to vote such underlying securities.

Prospective purchasers of Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Warrants. The prospectus supplement or term sheet relating to any issue of Warrants will describe such considerations.

DESCRIPTION OF CAPITAL STOCK

Our restated certificate of incorporation provides for authorized capital stock of 50,000,000 shares of common stock, $.001 par value per share, and 14,000,000 shares of preferred stock, $.001 par value per share. No preferred stock is outstanding.

We have a staggered board of directors that is divided into three classes. Directors serve for a term of three years each. A director may be removed with cause by a majority of all of the outstanding shares of capital stock entitled to vote generally in the election of directors. A director may only be removed without cause by holders of at least 66 2/3% of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Common Stock

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights of the holders of the preferred stock of any series as may be designated by the board of directors upon any issuances of the preferred stock of any series.

The holders of the common stock are entitled to one vote for each share held at all meetings of stockholders, including the election of directors. There is no cumulative voting, and holders of the common stock do not have preemptive rights.

Dividends may be declared and paid on the common stock from funds lawfully available therefore as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive all assets of the Company available for distribution, subject to any preferential rights of any then outstanding preferred stock.

Preferred Share Purchase Rights

On January 24, 1991, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend was paid on February 1, 1991 to the stockholders of record on that date, and a right accompanied each Common Share issued after that date. Each right entitles the registered holder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company, at a price of $75 per one one-hundredth of a Preferred, subject to adjustment for certain events occurring after January 24, 1991. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 24, 1991, between the Company and Fleet National Bank (f/k/a First National Bank of Boston), as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of August 23, 1995.

Preferred Stock

Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

If we offer preferred stock, the terms of that series of preferred stock, will be set forth in the prospectus supplement relating to that series.

Section 203 of the Delaware General Corporation Law

Our restated certificate of incorporation expressly states that we have elected to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination", as defined in clause (c)(3) of that section, with an "interested stockholder", as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

Stockholders Meetings

Special meetings of our stockholders may only be called by the Chairman of the Board, the President, or a majority of our Board of Directors.

No Action by Written Consent

Our restated certificate prohibits our stockholders from taking any action by written consent in lieu of a meeting of stockholders.

Limitations on Liability of Officers and Directors

Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law.

Nasdaq Trading

The common stock is listed over-the-counter on the Nasdaq Stock Market's National Market under the trading symbol "EXBT."

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is BankBoston N.A.

PLAN OF DISTRIBUTION

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

We may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of debt securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed over-the-counter on the Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holland & Hart LLP.

EXPERTS

The consolidated financial statements as of January 1, 2000 and January 2, 1999 and for each of the three years in the period ended January 1, 2000 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated February 2, 2001 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph relating to the liquidity constraints of the Company as described in Note 12 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$6,250
Printing and engraving expenses	$25,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$15,000
Fees of trustee and transfer agent	$25,000
Miscellaneous	$28,750
Total	$150,000

Item 15. Indemnification of Directors and Officers

Article Five of the restated certificate of incorporation of the Company provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     -     for any breach of the director's duty of loyalty to the corporation or its stockholders;

     -     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -     under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

     -     for any transaction from which the director derived an improper personal benefit.

Article 5 of the By-laws of the Company provides that to the fullest extent permitted under the DGCL, the Company will indemnify its directors and executive officers, including the advancement of expenses. The By-laws provide, however, that the Company is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person against the Company or its directors, officers, employees or agent, unless such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors or (c) such indemnification is provided by the Company in its sole discretion.

Article 5 of the By-laws further authorizes the Company to indemnify its other officers, employees and other agents as set forth in the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company also has obtained insurance policies which provide coverage for the Company's directors and officers in certain situations, including some situations where the Company cannot directly indemnify the directors or officers.

In addition, the Company has entered into contractual agreements with its directors and executive officers whereby it has agreed to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by such directors or officers by reason of the fact that he was a director or officer, respectively, of the Company.

Item 16. Exhibits
1.1	Form of Underwriting Agreement*
3	Certificate of Designation of Preferred Stock*
4.1	Form of Indenture *
4.2	Form of Warrant*
5	Opinion re legality
12	Statements re computation of ratios*
23.1	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Holland & Hart LLP (contained in Exhibit 5)
24	Power of Attorney
25	Statement of eligibility of Trustee *

--------------------------------

* to be filed by amendment

Item 17. Undertakings

     1.     The undersigned Registrant hereby undertakes:

          (a)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii)  above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

           (b)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.      The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.      The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.      The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5.      The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 2nd day of February, 2001.

EXABYTE CORPORATION

By:	/s/ Stephen F. Smith
Name:	Stephen F. Smith
Title:	Vice President, Chief Financial Officer, General Counsel & Secretary (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William L. Marriner	Chairman, President and Chief Executive Officer	February 2, 2001
William L. Marriner

/s/ Stephen F. Smith	Vice President, Chief Financial Officer, General Counsel	February 2, 2001
Stephen F. Smith

*	Director	February 2, 2001
Peter D. Behrendt

*	Director	February 2, 2001
Stephen C. Johnson

*	Director	February 2, 2001
A. Laurence Jones

*	Director	February 2, 2001
Thomas E. Pardun

*	Director	February 2, 2001
Ralph Z. Sorenson

*By /s/ Stephen F. Smith
 By Power of Attorney

EXHIBITS INDEX

The following exhibits are filed as a part of this Registration Statement.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*
3	Certificate of Designation of Preferred Stock*
4.1	Form of Indenture *
4.2	Form of Warrant*
5	Opinion re legality
12	Statements re computation of ratios*
23.1	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Holland & Hart LLP (contained in Exhibit 5)
24	Power of Attorney
25	Statement of eligibility of Trustee *

--------------------------------

* to be filed by amendment